Exhibit 99.1

Contact:

Stephanie Ascher, Stern Investor Relations, Inc., (212) 362-1200, stephanie@sternir.com

NEWS RELEASE

Endocyte Reports Second Quarter 2015 Financial Results and
Provides Update on Clinical Progress

-      Dose Escalation for EC1456 and EC1169 Advance in Phase 1 Studies -

-      Final Overall Survival Analysis from TARGET Trial of EC145 in NSCLC to be presented at the World Conference on Lung Cancer in September -

-     Conference Call Today at 4:30 p.m. EDT -

West Lafayette, Ind., Aug. 4, 2015 – Endocyte, Inc. (NASDAQ Global Market: ECYT), a leader in developing targeted small molecule drug conjugates (SMDCs) and companion imaging agents for personalized therapy, today announced financial results for the second quarter ending June 30, 2015, and provided a clinical update.

“We are pleased with our continued success in escalating the dose of our folate and PSMA-targeted tubulysin SMDCs,” said Ron Ellis, Endocyte’s president and chief executive officer. “Increasing the activity of our agents through higher doses and the use of a more potent drug payload were two key elements of our second generation SMDC strategy. We also continue to hone our patient selection process through refining our use of imaging agents to define targeted patients. We believe that all of these adjustments will increase the likelihood of success as we expand our trials for EC1456 and EC1169, once we determine the maximum tolerated dose.”

“We were also pleased to announce today the appointment of Alison Armour, M.D. to the position of Chief Medical Officer,” added Mr. Ellis. “Alison strengthens the team at Endocyte with her tremendous experience in both clinical practice and oncology drug development. Her leadership has been directly responsible for the regulatory approval of oncology therapies in the United States and international markets. We are very excited to engage her in the development of our pipeline of SMDCs and diagnostic imaging agents.” Dr. Armour was most recently the VP of Oncology at Novartis and GSK.

The Company also announced that the final overall survival results from the Phase 2 TARGET trial of EC145 in NSCLC have been accepted for oral presentation at the IASLC World Conference on Lung Cancer to be held in Denver from September 6-9, 2015. While development efforts have focused on the second generation SMDCs, results of this trial provide insights into the effectiveness of the SMDC platform, particularly in targeting the folate receptor.

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Second Quarter 2015 Financial Results

Endocyte reported a net loss of $10.6 million, or $0.25 per basic and diluted share, for the second quarter of 2015, compared to net income of $22.4 million, or $0.54 per basic share and $0.52 per diluted share, for the same period in 2014. The second quarter of 2014 included the recognition of the balance of deferred revenue related to the former collaboration with Merck.

Research and development expenses were $6.7 million for the second quarter of 2015, compared to $19.0 million for the same period in 2014. The decrease in research and development expense was primarily attributable to a decrease in expenses related to the TARGET trial, which is now completed, and the PROCEED trial, which was terminated in May 2014 and for which a termination charge of $4.7 million was recorded in the second quarter of 2014, along with a decrease in manufacturing expenses for vintafolide and etarfolatide related to pre-commercial activity.

General and administrative expenses were $4.1 million for the second quarter of 2015, compared to $8.0 million for the same period in 2014. The decrease in expenses was primarily attributable to a reduction in headcount and ceasing all commercial activities during the second quarter of 2014 following the withdrawal of the marketing applications in Europe.

Cash, cash equivalents and investments were $188.6 million at June 30, 2015, compared to $219.2 million at June 30, 2014, and $206.8 million at December 31, 2014.

Financial Expectations

The Company reiterated its expectation that its 2015 year-end cash balance will exceed $155 million. Spending is expected to increase from current levels as the trials for EC1456 and EC1169 are expanded once the maximum tolerated doses are determined.

Conference Call

Endocyte management will host a conference call today at 4:30 p.m. EDT.

U.S. and Canadian participants:	(877) 845-0711
International:	(760) 298-5081

A live, listen-only webcast of the conference call may also be accessed by visiting the Investors & News section of the Endocyte website, www.endocyte.com.

The webcast will be recorded and available on the company's website for one week following the call.

Website Information

Endocyte routinely posts important information for investors on its website, www.endocyte.com, in the “Investors & News” section.  Endocyte uses this website as a means of disclosing material information in compliance with its disclosure obligations under Regulation FD.  Accordingly, investors should monitor the “Investors & News” section of Endocyte’s website, in addition to following its press releases, SEC filings, public conference calls, presentations and webcasts.  The information contained on, or that may be accessed through, Endocyte’s website is not incorporated by reference into, and is not a part of, this document.

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About Endocyte

Endocyte is a biopharmaceutical company and leader in developing targeted therapies for the treatment of cancer and other serious diseases. Endocyte uses its proprietary drug conjugation technology to create novel SMDCs and companion imaging agents for personalized targeted therapies. The company’s SMDCs actively target receptors that are over-expressed on diseased cells, relative to healthy cells. This targeted approach is designed to enable the treatment of patients with highly active drugs at greater doses, delivered more frequently and over longer periods of time than would be possible with the untargeted drug alone. The companion imaging agents are designed to identify patients whose disease over-expresses the target of the therapy and who are therefore more likely to benefit from treatment. For additional information, please visit Endocyte’s website at www.endocyte.com.

Forward Looking Statements

Certain of the statements made in this press release are forward looking, such as those, among others, relating to future spending, future cash balances, the successful completion of current and future clinical trials, and the enrollment period for and availability of data from ongoing and future clinical trials. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks that the company may experience delays in the completion of its clinical trials (whether caused by competition, adverse events, patient enrollment rates, shortage of clinical trial materials, regulatory issues or other factors); risks that data from its clinical trials may not be indicative of subsequent clinical trial results; risks related to the safety and efficacy of the company’s product candidates; the goals of its development activities; estimates of the potential markets for its product candidates; estimates of the capacity of manufacturing and other facilities required to support its product candidates; projected cash needs; and expected financial results. More information about the risks and uncertainties faced by Endocyte, Inc. is contained in the company’s periodic reports filed with the Securities and Exchange Commission. Endocyte, Inc. disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Endocyte, Inc.

Statements of Operations

(dollars in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2015	2014	2015

Collaboration revenue	$49,168	$13	$66,437	$25
Costs and expenses:
Research and development	18,990	6,724	31,977	13,341
General and administrative	7,968	4,071	15,469	8,431
Total costs and expenses	26,958	10,795	47,446	21,772
Income (loss) from operations	22,210	(10,782)	18,991	(21,747)

Interest income, net	168	185	253	337
Other expense, net	(22)	(7)	(29)	(64)
Net income (loss)	$22,356	$(10,604)	$19,215	$(21,474)

Net income (loss) per share:
Basic	$0.54	$(0.25)	$0.50	$(0.51)
Diluted	$0.52	$(0.25)	$0.47	$(0.51)

Comprehensive income (loss)	$22,270	$(10,623)	$19,120	$(21,358)

Weighted average number of common shares used in net income (loss) per share:
Basic	41,398,251	41,939,052	38,810,473	41,898,702
Diluted	43,196,754	41,939,052	40,861,295	41,898,702

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Endocyte, Inc.

Balance Sheets

(in thousands)

	As of December 31,	As of June 30,
	2014	2015
		(unaudited)
Assets
Cash, cash equivalents and investments	$206,831	$188,574
Other assets	5,970	5,395
Total assets	$212,801	$193,969

Liabilities and stockholders’ equity
Current liabilities	$6,885	$5,461
Deferred revenue and other liabilities, net of current portion	912	882
Total stockholders’ equity	205,004	187,626
Total liabilities and stockholders’ equity	$212,801	$193,969

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